EXHIBIT 99.2

EXECUTION VERSION

SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT

SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”), dated as of April 5, 2013, between Scientific Learning Corporation, a Delaware corporation (the “Company”), and the purchasers set forth on the signature page of this Agreement (the “Purchasers” and, together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company wishes to issue to the Purchasers Subordinated Promissory Notes in the form of Exhibit A (each a “Note” and together the “Notes”) in the aggregate principal amount of four million six hundred thousand Dollars ($4,600,000) for the purpose described in Section 2.1; and

WHEREAS, the Purchasers desire to purchase such notes from the Company for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                   General Definitions.  Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(a)                                 that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b)                                 that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c)                                  that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of any Governmental Authority in the United States or elsewhere.

“Authorizations” has the meaning set forth in Section 3.1(p).

“Business Day” means a day on which banks are open for business in The City of New York and San Francisco, California.

“Change of Control” means an event that shall be deemed to have occurred any time after the Agreement Date when any of the following events occurs:

(1)                                 any “person” or “group,” other than the Company, its Subsidiaries and the employee benefits plans of the Company and of its Subsidiaries, has become the direct or indirect “beneficial owner,” of the shares of the Company’s capital stock representing more than 50% of the total voting power of the Company;

(2)                                 consummation of any consolidation or merger of the Company pursuant to which the Common Stock is or will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than one or more of the Company’s Subsidiaries; provided, however, that if in any such transaction the holders of more than 50% of the shares of the Company’s common equity, representing more than 50% of the voting power of the Company immediately prior to such transaction, own, directly or indirectly, more than 50% of all classes of common equity, representing more than 50% of the total voting power of the continuing or surviving Person or transferee or the parent thereof immediately after such transaction, such transaction shall not constitute a Change of Control under this clause (2); or

(3)                                 the holders of the Common Stock approve any plan or proposal for the Company’s liquidation or dissolution.

For purposes of this definition:

(i)                                     whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act;

(ii)                                  “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act; and

(iii)                               any transaction or event that constitutes a Change of Control under both clause (1) and clause (2) above will be deemed to be a Change of Control solely under clause (2) above.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Comerica Loan Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of February 9, 2012 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 11, 2012, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of August 14, 2012 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of April 5, 2013), by and between Comerica Bank and the Company, as in effect on the date hereof.

“Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock is reclassified or which is issued in replacement of the common stock.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, other than any such Subsidiary substantially all of the assets of which consist of stock in Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Purchaser, (a) income or franchise Taxes imposed on (or measured by) such Purchaser’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Purchaser is organized or incorporated or in which the principal office or applicable lending office of such Purchaser is located or with which it has a present or former connection (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced this Agreement), (b) any branch profits Taxes imposed by the United States of America, or (c) any withholding Tax that is imposed on amounts payable to the Purchaser under laws in effect at the time the Purchaser becomes a party to this Agreement (or designates a new lending office) or is directly attributable to such Purchaser’s failure or inability to comply with Section 2.5(d), except to the extent that the Purchaser (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 2.5(a) or is legally unable to comply with Section 2.5(d) as a result of any change in law occurring subsequent to the date such Purchaser becomes a party to this Agreement (or designates a new lending office).

“Final Payment” means such amount as may be necessary to repay the outstanding principal and interest amount of the Notes and any other amounts owing by the Company to the Purchasers pursuant to the Transaction Documents.

“Final Payment Date” means, subject to Section 2.3(a), the earlier of (i) the date on which the Company repays the Notes (together with any other amounts accrued and unpaid under the Transaction Documents) and (ii) the second anniversary of the Agreement Date.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Indebtedness” means the following:

(i)                                     all indebtedness for borrowed money;

(ii)                                  the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability on the balance sheet;

(iii)                               all guarantees of Indebtedness;

(iv)                              the maximum amount of all letters of credit issued or acceptance facilities established for the account of the Company and any of its Subsidiaries, including without duplication, all drafts drawn thereunder;

(v)                                 all capitalized lease obligations (determined in accordance with GAAP on the Agreement Date); and

(vi)                              all Indebtedness of another Person secured by any Lien on any property of the Company or its Subsidiaries, whether or not such Indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Company or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured).

In no event shall the term “Indebtedness” include (a) any indebtedness under any overdraft or cash management facilities or under credit cards or purchase card arrangements so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (b) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP (as in effect on the Agreement Date), (c) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (d) accrued liabilities in the ordinary course of business or (e) any customer deposits or advance payments received in the ordinary course of business.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 12% simple interest per annum.

“IP” and “Intellectual Property” have the respective meanings given to them in Section 3.1(l).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property or interest in property.

“Loan” means the aggregate principal amount outstanding under the Notes.

“Loss” has the meaning given to it in Section 6.11.

“Majority in Interest” means the Purchasers holding Notes representing at least 51% of the aggregate principal amount of the outstanding Notes.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any material provision of any Transaction Document, (c) the ability of the Company to timely perform the Obligations or (d) the rights and remedies of the Purchasers, taken as a whole, under any Transaction Document.

“Obligations” means all obligations (monetary or otherwise) of the Company arising under or in connection with the Transaction Documents other than the Registration Rights Agreement and the Warrants.

“Organizational Documents” means the Certificate of Incorporation and Bylaws, each as amended to date, of the Company or its Subsidiaries, as the context may require.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document.

“Permitted Indebtedness” means Indebtedness existing as of the Agreement Date and set forth in the Disclosure Schedule and:

(i)                                     the Obligations;

(ii)                                  Indebtedness in an outstanding aggregate principal amount not to exceed $4,250,000, consisting of Indebtedness presently or hereafter outstanding in favor of Comerica Bank (the “Comerica Loan”), whether in the form of the

Comerica Loan Agreement or revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (with refunding, replacement or refinancing by Comerica Bank and not, for avoidance of doubt, any other lender) in whole or in part from time to time; provided that no such debt facility (or amendment, restatement, modification, renewal, refunding, replacement or refinancing thereof) shall result in such Indebtedness having a maturity date for all principal and interest later than the Final Payment Date;

(iii)                               Indebtedness described in Item (v) under the definition of Indebtedness;

(iv)                              Indebtedness secured by purchase money Liens; provided that such Indebtedness when incurred by the Company or any of its Subsidiaries shall not exceed the purchase price of the asset(s) financed;

(v)                                 Performance bonds, surety bonds, bank guaranties and similar instruments incurred in the ordinary course of business;

(vi)                              Guarantees with respect to any obligation that would otherwise constitute Permitted Indebtedness if incurred directly by the Company;

(vii)                           Indebtedness (i) of the Company to any Subsidiary or (ii) of any Subsidiary to Company or any other Subsidiary;

(viii)                        Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply agreements; and

(ix)                              Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed in clauses (iii) or (iv) so long as no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Register” has the meaning set forth in Section 1.4(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Agreement Date, by and among the Company and the Purchasers, as amended, restated, modified or supplemented from time to time.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the annual, quarterly and periodic reports filed by the Company with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” mean the agreement executed on the Agreement Date pursuant to which the Company grants to the Purchasers a lien the collateral described therein to secure its obligations under the Transaction Documents (excluding the Warrants and the Registration Rights Agreement).

“Subordination Agreement” mean the agreement executed on the Agreement Date among the Company, the Purchasers and Comerica Bank.

“Subsidiary” or “Subsidiaries” means, as to the Company, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

“Transaction Documents” means this Agreement, the Notes, the Security Agreement, the Subordination Agreement, the Warrants, the Registration Rights Agreement and any other document or instrument delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Warrants” has the meaning given to it in Section 2.9.

“Warrant Shares” has the meaning set forth in Section 3.1(w).

Section 1.2                                   Interpretation.  In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Transaction Documents means such document as the same shall be amended, restated, supplemented or modified and from time to time in effect.

Section 1.3                                   Business Day Adjustment.  If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day.

Section 1.4                                   Registration of Notes.

(a)                                 The Company or its agent shall record on its books and records the amount of each Note, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b)                                 The Company or its agent shall establish and maintain at the Company’s address referred to in Section 6.1, (i) a record of ownership (the “Register”) in which the Company agrees to register by book entry the Notes, and any assignment of any such Note, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Purchasers (and any change thereto pursuant to this Agreement), (2) the amount of the Note held by each Purchaser, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Purchasers from the Company and its application to the Notes.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Notes evidencing the Loan are registered obligations; the right, title and interest of the Purchasers and their assignees in and to the Notes shall be transferable only upon notation of such transfer in the Register; and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 The Company and the Purchasers shall treat each Person whose name is recorded in the Register as a Purchaser for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for access by the Company or such Purchaser at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

ISSUANCE AND SALE OF THE NOTES AND WARRANTS

Section 2.1                                   Use of Proceeds.  The proceeds of the Loan will be used for the repayment of outstanding Indebtedness, working capital and general corporate purposes.

Section 2.2                                   Purchase of Notes.  Subject to the conditions set forth in Article 4, the Purchasers shall purchase the Notes on the Agreement Date in accordance with their respective allocations set forth on Schedule 1.  The obligation of each Purchaser to purchase its Note is several and not joint.

Section 2.3                                   Payment.  Payments on account of the principal amounts of the Notes shall be made only as follows:  (a) The Company shall pay to the Purchasers the outstanding principal amount of the Notes (together with any remaining accrued but unpaid interest in respect thereof) on the earliest to occur of (i) the Final Payment Date, (ii) the date the principal amount of the Notes are declared to be or automatically becomes due and payable following an Event of Default, and (iii) pursuant to the provisions of Section 5.3.

(b)                                 Each payment (including any prepayment) shall be applied first, to accrued and unpaid interest and second, to principal and shall be allocated among the Purchasers in accordance with the respective amounts due each of them under their respective Notes.

(c)                                  Subject to the provisions of Section 5.3, the Notes may be prepaid, in whole or in part, at any time and from time to time upon 2 Business Days’ notice to the Purchasers.  Any principal amount prepaid under the Notes shall be accompanied by a prepayment premium equal to the net present value of the future interest amounts that would have been due on such principal had interest continued to accrue through the Final Payment Date.  The discount rate shall be determined by reference to the then-current rate on U.S. treasury bills having a maturity period nearest to the period between the date of prepayment and the Final Payment Date.

Section 2.4                                   Payments.  Payments of any amounts due to the Purchasers under this Agreement shall be made in Dollars in immediately available funds prior to 4:00 p.m. New York City time on such date that any such payment is due, at such bank or places as the Purchasers shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due.  The Company shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Transaction Documents, except for any costs imposed by the Purchasers’ banking institutions.

Section 2.5                                   Taxes, Duties and Fees.

(a)                                 Any and all payments hereunder or under any other Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by applicable law. If Company shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.5) the Purchasers shall receive an amount equal to the sum they would have received had no such deductions been made (any and all such additional amounts payable to Purchasers shall hereafter be referred to as the “Additional Amounts”), (ii) Company shall make such deductions, and (iii) Company shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Company shall furnish to the applicable Purchaser the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Purchaser.

(b)                                 In addition, Company agrees to pay, and authorizes Purchasers to pay in its name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Company shall furnish to Purchasers the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Purchasers holding a Majority in Interest.

(c)                                  Company shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Purchaser for all Indemnified Taxes (including all Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by such Purchaser, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Purchaser(s) setting forth the amounts to be paid thereunder and delivered to Company shall be conclusive, binding and final for all purposes, absent manifest error.

(d)                                 Each Purchaser (other than a Foreign Person (as hereinafter defined)) on or before the Agreement Date shall provide to Company a properly completed and executed IRS Form W-9 certifying that such Purchaser is organized under the laws of the United States. Each Purchaser organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) that is entitled to an exemption from or reduction in U.S. withholding tax shall provide Company with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY (including all required attachments) or other applicable form, or any other applicable certificate or document reasonably requested by the Company, and, if such Foreign Person is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Company with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Company described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto). Each Purchaser shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)                                  If a Purchaser determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which the Company paid Additional Amounts or made a payment pursuant to Section 2.5(c), such Purchaser shall promptly pay such refund to the Company, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Purchaser incurred in obtaining such refund, provided that the Company, upon the request of such Purchaser, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Purchaser if such Purchaser is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Purchaser to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Company.

(f)                                   For the avoidance of doubt, the provisions of this Section 2.5 shall not apply to payments on or under the Warrants or Warrant Shares.

Section 2.6                                   Costs, Expenses and Losses.  If, as a result of any failure by the Company to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Purchasers shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties, the Company shall pay to the Purchasers upon request by the Purchasers, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Purchasers setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation.  For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.7                                   Interest.  The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each period).  From the date hereof through the first anniversary of the Agreement Date, the Company shall pay accrued and unpaid interest quarterly in arrears by increasing the principal amount of each Note (“PIK Interest”) on each such quarterly date and thereafter interest shall accrue on such increased principal amount.  After the first anniversary of the Agreement Date, the Company shall pay interest in cash in arrears on the outstanding principal amount of each Note, as increased by the amount of PIK Interest on such Note, on July 31, 2014, November 30, 2014 and the Final Payment Date.

Section 2.8                                   Interest on Late Payments.  Without limiting the remedies available to the Purchasers under the Transaction Documents or otherwise, to the maximum extent permitted by applicable law, if the Company fails to make a required payment of principal or interest with respect to the Loan when due, or otherwise while a Default or Event of Default is continuing, the Company shall pay, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus six percent (6%) for so long as such payment remains outstanding.  Such interest shall be payable on demand by Purchasers representing a Majority in Interest; provided that from and after the Final Payment Date, if any amounts remain unpaid in respect of the Loan, all accrued and unpaid interest shall thereafter be paid (1) quarterly in arrears on the first day of each calendar quarter commencing July 1, 2013 or (2) if sooner, on demand by Purchasers representing a Majority in Interest.

Section 2.9                                   Delivery of Warrants.

(a)                                 On the Agreement Date, the Company shall issue to the Purchasers warrants to purchase an aggregate of 1,846,940 shares of Common Stock, each in substantially the form set forth as Exhibit B hereto (the “Warrants”), at an initial Exercise Price of $1.03.

(b)                                 All Warrants issued pursuant to this Section 2.9 shall be allocated among the Purchasers as set forth on Schedule 1.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1                                   Representations and Warranties of the Company.  The Company represents and warrants as of the Agreement Date that except as set forth in the Disclosure Schedule or the SEC Reports:

(a)                                 The Company is conducting its business in compliance with its Organizational Documents, which are in full force and effect with no defaults outstanding thereunder.

(b)                                 No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Transaction Documents.

(c)                                  The Company (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Company’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Company or any or all of its assets or revenues.

(d)                                 No Lien exists on the Company’s assets.

(e)                                  The Company’s obligation to make any payment under this Agreement and the Notes (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f)                                   No Indebtedness of the Company exists other than Permitted Indebtedness.

(g)                                  The Company is validly existing as a corporation in good standing under the laws of Delaware.  The Company has full power and authority to own its properties and conduct its business as currently conducted, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify or be in good standing would have a Material Adverse Effect.

(h)                                 There is not pending or, to the knowledge of the Company, threatened in writing, any action, suit or other proceeding before any Governmental Authority (a) to which the Company is a party or (b) which has as the subject thereof any assets owned by the Company.  There are no current or pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Company or any of its assets is subject.

(i)                                     Each of the Transaction Documents has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) by equitable principles (regardless of whether enforcement is sought in equity or at law), (iii) rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iv) by applicable laws and principles of public policy in the case of indemnification provisions.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or, result in the creation or imposition of any Lien (other than the Lien in favor of the Purchasers) upon any assets of the Company pursuant to, any agreement to which the Company is a party or by which the Company is bound or to which any of the assets of the Company is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents of the Company or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority applicable to the Company, except, in the case of clause (C) above, for any such conflict, breach or violation that would not have a Material Adverse Effect.  No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Company of the transactions contemplated hereby except for such registrations and filings in connection with the issuance of the Warrants and Warrant Shares pursuant the Transaction Documents that are necessary to comply with federal and state securities laws, rules and regulations, such registrations and filings contemplated by the Registration Rights Agreement and filings contemplated by the Security Agreement.  The Company has the corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents.

(j)                                    The Company holds, and is operating in compliance in all material respects with, all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect.  The Company has not received written notice of any revocation or modification of any of the Necessary Documents, which revocation, modification or non-renewal, individually or in the aggregate, would result in a Material Adverse Effect, and the Company has no reason to believe that any of the Necessary Documents will not be renewed in the ordinary course.  The Company is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(k)                                 The Company has good and marketable title to all of its assets.  The property held under lease by the Company is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company.

(l)                                     The Company owns, possesses, licenses or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, or could obtain on commercially reasonable terms, all of the Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”) except as would not have a Material Adverse Effect.  To the knowledge of the Company, the material IP owned by the Company that is registered with or issued by a Governmental Authority is valid and enforceable.  There is no pending or, to the knowledge of the Company, threatened in writing, action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Company in or to any IP and the Company has not received any written notice regarding any such action, suit, or other proceeding.  To the knowledge of the Company, the Company has not infringed or misappropriated any material intellectual property rights of others.  There is no pending or threatened in writing action, suit, other proceeding or claim by others that the Company infringes upon, violates or uses the Intellectual Property rights of others without authorization; and the Company has not received any written notice regarding, any such action, suit, other proceeding or claim.  The Company is not a party to or bound by any options, licenses, or agreements with respect to IP other than licenses entered into in the ordinary course of business.  The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(m)                             The Company is not in violation in any material respect of the Organizational Documents of the Company, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as could not reasonably be expected to have a Material Adverse Effect.

(n)                                 All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Company have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Company in accordance with GAAP.  As of the Agreement Date, no Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made in writing by any Governmental Authority.  The Company has properly withheld all material amounts required to be withheld by the Company from its respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable law and such withholdings have been timely paid to the respective Governmental Authorities.  The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group.

(o)                                 The Company has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person except in the ordinary course of business and is not bound by any agreement that affects the exclusive right of the Company to develop, manufacture, produce, assemble, distribute, license, market or sell its products except in the ordinary course of business.

(p)                                 The Company:  (A)  is in compliance in all material respects with all Applicable Laws; (B) does not have any correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies in all material respects with the Authorizations, which are valid and in full force and effect except where the failure to possess or comply with any Authorization thereto would not result in a Material Adverse Effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has not received any written notice that any Governmental Authority is considering such action, in each case except as would not have a Material Adverse Effect; and (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except as would not have a Material Adverse Effect.

(q)                                 The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2012, together with the related notes fairly present in all material respects the financial condition of the Company as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to immaterial year-end audit adjustments; and, except as disclosed in such financial statements, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Company’s knowledge, material future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(r)                                    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)                                   (i)No “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code, or any individual or class exemption issued and not exempt under ERISA Section 408 and the regulations and published interpretations thereunder has occurred with respect to any Employee Benefit Plan, except as for such transaction that would not have a

Material Adverse Effect, (ii) at no time within the last seven (7) years has the Company or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Company or any ERISA Affiliate has incurred or could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, retiree life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Company or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) the Company does not maintain any Foreign Benefit Plan that could reasonably be expected to give rise to a material liability or material obligation for the Company, and (vii) the Company does not have any obligations under any collective bargaining agreement.  As used in this clause (t), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its respective Subsidiaries or (B) the Company or any of its Subsidiaries has had or has any present or future obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Company’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America or which covers any employee working or residing outside of the United States.

(t)                                    The Company has no Subsidiaries other than as set forth on the Disclosure Schedule.

(u)                                 Subsequent to December 31, 2012, the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Company, except as such transactions may have occurred under the Company’s equity compensation plans and/or employee stock purchase plan.

(v)                                 All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing.  The Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), have been duly authorized and the Warrant Shares have been reserved for issuance on exercise of the Warrants. The Warrant Shares when issued, delivered and paid for in accordance with the terms of the Warrants, will have been validly issued and will be fully paid and nonassessable.  There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock, pursuant to the Company’s Organizational Documents or any agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and the Company or its Subsidiaries owns of record and beneficially, free and clear of any claims, Liens, proxies, or equities, all of the issued and outstanding shares of such stock.  There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company or any Subsidiary of the Company any shares of the capital stock of the Company or any Subsidiary of the Company, except for such options or rights issued pursuant to the Company’s equity compensation plans and/or employee stock purchase plan and the Warrants.

(w)                               No Subsidiary of the Company conducts any material part of the business conducted by the Company and each of its Subsidiaries taken as a whole.

(x)                                 None of the SEC Reports since January 1, 2012, as of the time of filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading as of the date of filing.  The Company has filed all documents required to be filed with the SEC on a timely basis.  Subsequent to the date of filing of the Company’s most recent quarterly SEC Report, no event has occurred that could reasonably be expected to result in a Material Adverse Effect.

(y)                                 No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Section 3.2                                   Company Acknowledgment.  The Company acknowledges that it has made the representations and warranties referred to in Section 3.1 in connection with the Purchasers entering into the Transaction Documents and that the Purchasers have entered into the Transaction Documents on the basis of, and in full reliance on, each of such representations and warranties.

Section 3.3                                   Representations and Warranties of the Purchasers.  Each Purchaser represents and warrants to the Company as of the Agreement Date that:

(a)                                 It is acquiring the Notes, Warrants and the Warrant Shares solely for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Notes, Warrants or Warrant Shares or any part thereof.

(b)                                 The Notes, Warrants and the Warrants Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected.  It realizes that the basis for the exemptions may not be present if, notwithstanding its representations, such Purchaser has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.  None of the Purchasers has such present intention.

(c)                                  The Notes, Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(d)                                 Neither the Notes, Warrants nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

(e)                                  Purchaser will not make any disposition of all or any part of the Notes, Warrants or Warrant Shares:

(i)                                     Until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii)                                  Unless disposed of pursuant to an exemption from registration under the Securities Act, including pursuant to Rules 144 or 144A, and Purchaser provides a legal opinion to Company in form and substance reasonably satisfactory to Company; or

(iii)                               Unless pursuant to a private sale effected under applicable formal or informal SEC interpretation or guidance, such as a so-called “4(1) and a half” sale pursuant to a legal opinion provided by Purchaser to the Company in form and substance reasonably acceptable to Company.

The Company will not require such a legal opinion (x) in any transaction in compliance with Rule 144 or (y) in any transaction in which the Purchaser distributes the securities in question to an Affiliate of such Purchaser; provided that each transferee agrees in writing to be subject to the terms of this Agreement including this paragraph (e).

(f)                                   It understands and agrees that all certificates evidencing the shares to be issued to the Purchasers upon exercise of the Warrants may bear a legend as set forth in the Warrants.

(g)                                  Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(h)                                 Such Purchaser, if not an individual, is duly organized and validly existing under the laws of the jurisdiction of its formation.

(i)                                     Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Purchaser and constitutes the valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) by equitable principles (regardless of whether enforcement is sought in equity or at law), (iii) rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iv) by applicable laws and principles of public policy in the case of indemnification provisions.

(j)                                    Such Purchaser has full power and authority to purchase the Notes and to enter into and perform its other obligations under each of the Transaction Documents and carry out the other transactions contemplated thereby.

(k)                                 Such Purchaser (A) has had reasonable opportunity to ask questions of and receive answers from Company concerning the Transaction Documents, (B) has been permitted access, to such Purchaser’s satisfaction, to the SEC Reports, and (C) understands that the entry into the Transaction Documents and the investment in the securities issued thereunder is subject to risks as stated in the risk factors disclosed in the SEC Reports or as otherwise may be applicable to similar investments and acknowledges that it has had an opportunity to review, and upon review, fully understands such risk factors.

ARTICLE 4

CONDITIONS OF CLOSING

Section 4.1                                   Conditions to Purchase of Notes.  The obligation of the Purchasers to purchase the Notes shall be subject to the fulfillment of the following conditions:

(a)                                 The Purchasers shall have received executed counterparts of the Transaction Documents from the Company, and a certificate as to Organizational Documents, resolutions and incumbency reasonably acceptable to the Purchasers;

(b)                                 All actions required to be taken by the Company pursuant to Section 2.9 shall have been taken;

(c)                                  The Company shall have executed and delivered to the Purchasers the Registration Rights Agreement; and

(d)                                 No Default or Event of Default has occurred or would result from the purchase of Notes.

Section 4.2                                   Conditions to Issuance of Notes.  The obligation of the Company to issue the Notes shall be subject to the fulfillment of the following condition:

(a)                                 The Company shall have received executed counterparts of the Subordination Agreement from the Purchasers and Comerica Bank.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1                                   Affirmative Covenants.  Unless the Purchasers holding a Majority in Interest of the Notes shall otherwise agree:

(i)                                     The Company shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except in each case (a) where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect or (b) the Company or any Subsidiary may merge, liquidate or dissolve into another Subsidiary or the Company to the extent not prohibited by Section 5.2(i); provided that if any such event constitutes a Change of Control and the Purchasers holding a Majority in Interest waive the put right provided for in Section 5.3, then the provisions of this Section 5.1(i) shall not have any force or effect with respect to such event.

(ii)                                  The Company shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(iii)                               The Company shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all Necessary Documents, except where the failure to do so would not have a Material Adverse Effect.

(iv)                              The Company shall promptly notify the Purchasers of the occurrence of (i) any Default or Event of Default, (ii) any claim, litigation, arbitration, mediation or administrative or regulatory proceeding that are instituted against the Company or any of its Subsidiaries, (iii) any notice or any other action taken by any Person in respect of a claimed default (whether or not constituting a Default) by the Company under any other note, evidence of indebtedness, indenture or other material financial obligation to which or with respect to which the Company is a party or obligor, whether as principal, guarantor, surety or otherwise, in each case, in an aggregate principal amount in excess of $200,000 or (iv) any judgment not covered by insurance, final or otherwise, against the Company; provided that such notice shall be given concurrently with public disclosure of any such event to the extent necessary to comply with applicable securities laws.

(v)                                 If the Company is not required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, the Company will provide to the Purchasers quarterly financial statements for itself and its Subsidiaries within 45 days after the end of each quarter, and audited annual financial statements within 120 days after the end of each year prepared in accordance with GAAP with a report thereon by the Company’s independent certified public accountants.  If the

Company is required to file such reports, the Company will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act.

(vi)                              The Company shall maintain its principal place of business at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612.

(vii)                           The Company shall cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted.

(viii)                        The Company shall maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and customary for similar businesses.

(ix)                              The Company shall take all necessary and advisable steps to obtain or maintain ownership in and/or protection of all material IP, and will not do any act, or omit to do any act, whereby any material IP of the Company may become abandoned, invalidated, dedicated to the public domain, or diminished in value.

(x)                                 The Company shall duly pay and discharge, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its properties; provided, that any such tax, assessment or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto.

(xi)                              The Company shall permit representatives designated by the Purchasers, upon reasonable prior notice to the Company if no Default has occurred and is continuing (and at any time without notice if a Default has occurred and is continuing), to visit and inspect the Company’s properties, to examine its corporate and financial records (and make copies thereof or extracts therefrom), to discuss its affairs, finances and accounts with the Companys officers. Each Purchaser agrees to exercise such rights in a manner so as not to disrupt unreasonably the Company’s ordinary course of business activities and to maintain, and to use its best efforts to cause its representatives to maintain the confidentiality of any information so obtained by it.

(xii)                           The Company shall, as promptly as practicable, notify the Purchasers upon becoming aware of any proposed (i) sale of the Company or (ii) sale or other disposition of any property of the Company, including any Change of Control, following an event of default under the Comerica Loan Agreement requested to be implemented by (or anticipated to be approved by) Comerica Bank.

(xiii)                        In the event of a default or event of default under the Comerica Loan Agreement (which term for purposes of this clause (xiii) only shall include any future indebtedness owing to Comerica Bank), the Purchasers shall have the right, but not the obligation, at their sole option, to advance to the Company a cash amount sufficient to repay in full all obligations of the Company to Comerica Bank.  Should the Purchasers (or any group thereof) advance such amount to the Company, then the Company and such participating Purchasers shall immediately execute and deliver documents identical to those then in place with respect to the Comerica Loan Agreement with the following changes (and such other changes as may be mutually acceptable to the parties): (1) references to Comerica Bank shall refer to such Purchasers, (2) the principal amount due shall be equal to the amount so advanced, (3) any matter requiring Comerica Bank’s consent or waiver shall instead require the consent or waiver of a majority in interest (determined by amounts advanced) of such Purchasers and (4) the interest rate on all obligations due thereunder shall be 12% per annum.  The Purchasers agree among themselves that the right to advance any such funds as aforesaid shall be allocated among them ratably in accordance with the principal amounts of their respective Notes, with participating Purchasers having a right of over-subscription (allocated in the same manner among participating Purchasers) in respect of any unsubscribed amounts.

Section 5.2                                   Negative Covenants.  Unless the Purchasers holding a Majority in Interest of the Notes shall otherwise agree:

(i)                                     The Company shall not and shall not permit any Subsidiary to (a) liquidate, provided that a Subsidiary may liquidate or merge into the Company or any other Subsidiary, or dissolve (unless, in any such case, such Subsidiary ceases to own any operating assets or conduct business), or (b) consummate any merger or consolidation, unless (x) the Company or a Subsidiary is the surviving corporation; provided that if any such event constitutes a Change of Control and the Purchasers holding a Majority in Interest waive the put right provided for in Section 5.3, then the provisions of this Section 5.2(i) shall not have any force or effect with respect to such event.

(ii)                                  The Company shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

(iii)                               Except as permitted by the Comerica Loan Agreement, the Company shall not (i) create or incur or suffer to be created or incurred or to exist any Lien (other than Liens in respect of the Permitted Indebtedness), or (ii) enter into or permit to exist any arrangement or agreement (other than the Comerica Loan) which prohibits the Company or any of its Subsidiaries from creating, assuming or incurring any Liens.

(iv)                              Except as permitted by the Comerica Loan Agreement, the Company shall not declare, pay or make any dividend or distribution on shares of its capital stock or apply any of its funds, property or assets to the purchase, redemption or other retirement or acquisition of any shares of its capital stock (or pay into or set aside for a sinking fund for such purpose), or of any options to purchase or acquire any capital stock of the Company.

(v)                                 Except as permitted by the Comerica Loan Agreement, the Company shall not sell, lease or otherwise dispose of any of its properties, including accounts receivable and including any disposition of property as part of a sale and leaseback transaction, to or in favor of any person, except for sales of inventory in the ordinary course of business and (for so long as no Default exists) dispositions of its equipment which, in the aggregate during any consecutive twelve-month period, have a fair market value of $100,000 or less.

(vi)          Except as permitted by the Comerica Loan Agreement, the Company shall not engage in any transaction with any Affiliate that is not a wholly-owned Subsidiary, or with any Person in which any such Affiliate has a substantial interest or is an officer, director, partner, member or trustee, in any case on terms more favorable to such Person than would have been obtainable on an arms’-length basis in the ordinary course of business.

(vii)         The Company shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP.

Section 5.3            Change of Control.  The Company shall give the Purchasers notice of a Change of Control at least 30 days prior to the consummation of such transaction but in any event not later than five Business Days following the first public announcement thereof.  Unless otherwise waived by the Purchasers holding a Majority in Interest within five days prior to the consummation of the Change of Control, the Final Payment shall be paid to the Purchasers simultaneously with the consummation of such Change of Control; provided that the Final Payment due in connection with such Change of Control shall be an amount equal to 101% of the amount of the Final Payment that would otherwise be due.

Section 5.4            General Acceleration Provision upon Events of Default.  If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Purchasers holding a Majority in Interest of the Notes, by written notice to the Company, may declare the principal of, and accrued and unpaid interest on, the Notes or any part of any of them (together with any other amounts accrued or payable under the Transaction Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Company, and take any further action available at law or in equity, including, without limitation, the sale of the collateral securing the Loan and all other rights acquired in connection with the Loan:

(a)           The Company shall have failed to make payment of (i) principal under the Notes when due or (ii) any interest under the Notes when due and such failure shall have continued for three (3) Business Days.

(b)           The Company shall have failed to comply with the due observance or performance of any covenant contained in this Agreement, the Security Agreement or the Notes (other than the covenants described in (a) above), and such failure shall not have been cured by the Company within 10 days after receiving written notice of such failure from a Majority in Interest of the Purchasers.

(c)           Any representation or warranty made by the Company in any Transaction Document shall have been incorrect, false or misleading in any material respect as of the date it was made.

(d)           (i)  The Company shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Company shall declare a moratorium on the payment of its debts; (iii) the commencement by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Company of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; or (v) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e)           One or more judgments against the Company or any Subsidiary or attachments against any of their respective property not covered by insurance in an amount individually or in the aggregate in excess of $500,000, remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days from the date of entry of such judgment.

(f)            Any authorization necessary for the execution, delivery or performance by the Company of any Transaction Document or for the validity or enforceability of any of the Obligations under any Transaction Document is not given or is withdrawn or ceases to remain in full force or effect.

(g)           The validity of any Transaction Document shall be contested by the Company, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Company of the Obligations.

(h)           There is a failure to perform any agreement to which the Company of any Subsidiary is a party resulting in a right by a third party to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of $500,000.

(i)            So long as the Purchasers hold the Warrants, the occurrence of an Event of Default (as such term is defined in the Warrants).

Section 5.5            Automatic Acceleration on Dissolution or Bankruptcy.  Notwithstanding any other provisions of this Agreement, if an Event of Default under clauses (iii) or (iv) of Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under the Transaction Documents) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.

Section 5.6            Recovery of Amounts Due.  If any amount payable hereunder is not paid as and when due, the Company hereby authorizes the Purchasers to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Company to the full extent of all amounts payable to the Purchasers.

ARTICLE 6

MISCELLANEOUS

Section 6.1            Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail (if such party designates an e-mail address herein for such purpose) and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when read by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to a party.  The addresses for such communications shall be:

If to the Company:

300 Frank H. Ogawa Plaza, Suite 600

Oakland, CA 94612

Attn: General Counsel
Email: legal@scilearn.com

With copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Fax: 650-493-6811

Email:  sbernard@wsgr.com

Attn:  Steven Bernard

If to the Purchasers, to each at its address on the signature pages hereto, with a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Fax: 212-318-3400

Attn: Michael R. Flynn

Section 6.2            Waiver of Notice.  Whenever any notice is required to be given to the Purchasers or the Company under the any of the Transaction Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3            Reimbursement of Legal and Other Expenses.  If any amount owing to the Purchasers under any Transaction Document shall be collected through enforcement of this Agreement, any Transaction Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Company shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Transaction Document) reasonable attorneys’ and other reasonable fees and out-of-pocket expenses incurred by the Purchasers in respect of such collection.  Promptly following the closing of the Loan contemplated by this Agreement, the Company shall reimburse the Purchasers for the reasonable fees and out of pocket expenses incurred by Fulbright & Jaworski L.L.P., counsel to the Purchasers, in an amount not to exceed $50,000.

Section 6.4            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced non-exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

Section 6.5            Successors and Assigns.  This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that Company may not assign or otherwise transfer all or any part of its rights under the Transaction Documents without the prior written consent of a Majority in Interest of the Purchasers; provided that the Company may assign or transfer all or any part of its rights under the Transaction Documents without the prior written consent of the Purchasers in connection with a Change of Control if the Purchasers holding a Majority in Interest waive the put right provided for in Section 5.3.

Section 6.6            Entire Agreement; Amendments.  The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.  The provisions of this Agreement and the Transaction Documents may be waived, modified, supplemented or amended by an instrument in writing signed by the authorized officer of each the Company and Purchasers holding a Majority in Interest.  Notwithstanding the foregoing:

(a)           In the event that any such amendment or waiver would, by its terms, treat in a discriminatory manner a single Purchaser (or group of Purchasers), such amendment or waiver shall also require the written consent of the Purchaser so adversely affected (or a majority in interest of the group of such Purchasers); and

(b)           any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Section 6.6 shall be binding on each Party and all of such Party’s successors and permitted assigns, whether or not any such Party, successor or assignee entered into or approved such amendment or waiver.

Section 6.7            Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8            Counterparts.  This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9            Survival.

(a)           This Agreement and all agreements, representations and warranties made in the Transaction Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Transaction Documents shall have been fully paid in accordance with the provisions thereof, and the Purchasers shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Purchasers may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Notes were purchased.

(b)           The obligations of the Company and the Purchasers under the Transaction Documents that, by their terms, would survive the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof, shall so survive and remain in full force and effect.

Section 6.10         Waiver.  Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any other Transaction Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any other Transaction Document, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any other Transaction Document, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision.  No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Purchasers upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Purchasers in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Purchasers in respect of any other default.  All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11         Indemnity.

(a)           The Company shall, at all times, indemnify and hold the Purchasers (the “Indemnity”) and each of the Purchasers’ respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) harmless in connection with any losses, damages, liabilities, penalties, or other expenses resulting from claims from third parties arising out of, or relating to, this Agreement or the Security Agreement or the use or intended use of the Loan other than in accordance with this Agreement, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”).  The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Purchasers or the Company, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction.  The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Purchasers or the Company, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b)           Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against any Party (the “Indemnifying Person”) under this Section 6.11, deliver to the Purchaser a written notice of the commencement thereof, and the Purchaser shall have the right to participate in, and, to the extent the Purchaser so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Purchaser and the Indemnified Person, as the case may be.

(c)           An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the Purchaser if, in the reasonable opinion of counsel for the Purchaser, the representation by such counsel of the Indemnified Person and the Purchaser would be inappropriate due to actual or potential differing interests between such

Indemnified Person and any other party represented by such counsel in such proceeding. Notwithstanding the foregoing, the Purchaser shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the Purchaser. The failure to deliver written notice to the Purchaser within a reasonable time of the commencement of any such action shall not relieve the Purchaser of any liability to the Indemnified Person under this Section 6.11, except to the extent that the Purchaser is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d)           Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Purchasers hereunder.

Section 6.12         No Usury.  The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Purchasers for the Loan exceed the maximum amount permissible under applicable law.  If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Purchasers shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Company.  All sums paid or agreed to be paid to the Purchasers for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof.  The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13         Further Assurances.  From time to time, the Company shall perform any and all acts and execute and deliver to the Purchasers such additional documents as may be necessary or as reasonably requested by the Purchasers to carry out the purposes of any Transaction Document or to preserve and protect the Purchasers’ rights as contemplated therein.

Section 6.14         Independent Transaction Documents.  Each Transaction Document constitutes an independent agreement between the parties thereto (the “Transaction Parties”) and no Transaction Document shall be construed so as to affect the rights of the Transaction Parties to their rights and remedies under another Transaction Document.

Section 6.15         Time of the Essence.  Time is of the essence in respect of the transactions contemplated by the Transaction Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Purchasers and the Company have caused this Agreement to be duly executed as of the 5th day of April, 2013.

COMPANY:

SCIENTIFIC LEARNING CORPORATION

By:	/s/ Jane A. Freeman
Name:	Jane A. Freeman
Title:	CFO

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

PURCHASERS:

BLACKWELL PARTNERS LLC

By: Nantahala Capital Management, LLC
Its Investment Manager

By:	/s/ Wilmot Harkey
Name: Wilmot Harkey
Title: Manager

NANTAHALA CAPITAL PARTNERS II, LIMITED PARTNERSHIP

By: Nantahala Capital Management, LLC
Its General Partner

By:	/s/ Wilmot Harkey
Name: Wilmot Harkey
Title: Manager

NANTAHALA CAPITAL PARTNERS, LIMITED PARTNERSHIP

By: Nantahala Capital Management, LLC
Its General Partner

By:	/s/ Wilmot Harkey
Name: Wilmot Harkey
Title: Manager

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

TRIGRAN INVESTMENTS, LP

By: Trigran Investments, Inc.
Its General Partner

By:	/s/ Lawrence Oberman
Name: Lawrence Oberman
Title: Executive Vice President

TRIGRAN INVESTMENTS, LP II

By: Trigran Investments, Inc.
Its General Partner

By:	/s/ Lawrence Oberman
Name: Lawrence Oberman
Title: Executive Vice President

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

RJ PARTNERS LLC

By:	/s/ Robert J. Schmiedeler
Name: Robert J. Schmiedeler
Title: Manager

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

PAULA A. TALLAL, REVOCABLE TRUST

By:	/s/ Paula A. Tallal
Name: Paula A. Tallal
Title: Trustee

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

JANE A. FREEMAN LIVING TRUST (5/30/12)

/s/ Jane A. Freeman
Name: Jane A. Freeman
Title: Trustee

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

RODMAN W. MOORHEAD III REVOCABLE TRUST

By:	/s/ Rodman W. Moorhead, III
Name: Rodman W. Moorhead, III
Title: Trustee

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

ROBERT BOWEN

/s/ Robert Bowen

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

NOEL MOORE

/s/ Noel S. Moore

[Signature Page to Subordinated Note and Warrant Purchase Agreement]

SCHEDULE 1

PURCHASER	FACE AMOUNT OF NOTE	NUMBER OF WARRANT SHARES
Nantahala Capital Partners, Limited Partnership	$404,000	162,210
Nantahala Capital Partners II, Limited Partnership	$1,299,000	521,560
Blackwell Partners, LLC	$497,000	199,550
Trigran Investments, L.P.	$632,000	253,753
Trigran Investments, L.P. II	$368,000	147,755
RJ Partners LLC	$200,000	80,302
Paula A. Tallal, Revocable Trust	$250,000	100,377
Noel Moore	$400,000	160,603
The Rodman W. Moorhead III Revocable Trust	$250,000	100,377
Robert Bowen	$200,000	80,302
Jane A. Freeman Living Trust (5/30/12)	$100,000	40,151

DISCLOSURE SCHEDULE

Exhibit A

FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE CODE, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT.  COMPANY WILL PROVIDE PROMPTLY TO ANY PURCHASER, UPON WRITTEN REQUEST, THE ISSUE DATE, ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, AND YIELD TO MATURITY WITH RESPECT TO SUCH PURCHASER’S NOTE.  ANY SUCH WRITTEN REQUEST SHOULD BE MADE TO SCIENTIFIC LEARNING CORPORATION, 300 FRANK H. OGAWA PLAZA, SUITE 600 OAKLAND, CA 94612, ATTENTION: GENERAL COUNSEL.

THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF APRIL 5, 2013, BY AND AMONG THE COMPANY, THE PURCHASER AND COMERICA BANK.

PROMISSORY NOTE

Registered — Number [      ]

April 5, 2013

FOR VALUE RECEIVED, Scientific Learning Corporation, a Delaware corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to [                   ] (the “Payee”), a principal amount equal to [            ], in lawful money of the United States of America and in immediately available funds, on the dates provided in the Agreement.

This Note is a “Note” referred to in the Subordinated Note and Warrant Purchase Agreement dated as of April 5, 2013 between the Maker, the Payee and the other parties thereto (as amended, restated, modified and supplemented and in effect from time to time, the “Agreement”), with respect to the Loan made by the Payee thereunder.  Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Agreement.  The outstanding principal amount of this Note, together with any accrued but unpaid interest in respect hereof, shall be due and payable in full on the Final Payment Date.

If default (beyond any applicable grace period) is made in the punctual payment of principal or any other amount under this Note in accordance with the Agreement, or if any other Event of Default has occurred and is continuing, this Note shall, at the option of the Purchasers holding a Majority in Interest of the Notes exercised at any time upon or after the occurrence and during the continuance of any such payment default or other Event of Default and in accordance with the applicable provisions of the Agreement (including without limitation Section 5.4 thereof), become immediately due and payable.

All payments of any kind due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof.  Subject to the terms of the Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes.  The Maker shall pay all and any costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Maker shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

Other than those notices required to be provided by Payee to Maker under the terms of the Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Agreement or the performance of the obligations under this Note and/or the Agreement.  No renewal or extension of this Note or the Agreement, no release of any Person primarily or secondarily liable on this Note or the Agreement, including the Maker and any endorser, no delay in the enforcement of payment of this Note or the Agreement, and no delay or omission in exercising any right or power under this Note or the Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right.  The provisions of this Note may be waived or amended only in accordance with Section 6.6 of the Agreement.  This Note may be prepaid in whole or in part in accordance with the provisions of the Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note, may, at the option of the Payee, be enforced by the Payee in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction.  For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 6.1 of the Agreement, which service the Maker agrees shall be sufficient and valid.  The Maker hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature page follows]

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

SCIENTIFIC LEARNING CORPORATION

By:
Name:
Title